Filed pursuant to Rule 433

Dated February 13, 2006

Registration Statement No. 333-108464

BMO Nesbitt Burns	RBC Capital Markets	Scotia Capital

Textron Financial Canada Funding Corp.

Medium Term Notes (Unsecured)

Final Term Sheet

Issuer:	Textron Financial Canada Funding Corp. (the “Company”)

Guarantor:	Textron Financial Corporation (the “Guarantor”)

Ratings:	Moody’s:	A3
S&P:	A-

Issue:	Medium Term Notes (the “Notes”) issued pursuant to a Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003

Principal Amount:	C$100 million

Payment & Delivery Date:	February 15, 2006

Maturity Date:	February 17, 2009

Price:	$99.991

Coupon:	4.46%

Spread:	42 bps over the GoC Curve (4.25% September 1, 2008 / 5.50% June 1, 2009)
44 bps over the 4.25% September 1, 2008 (priced at $100.54)

Yield:	4.463%

Coupon Payment Dates:	Payable in two equal semi-annual payments on February 17 and August 17 of each year, commencing on August 17, 2006

Guarantee:

Fully and unconditionally guaranteed under a guarantee by the Guarantor of the payment of principal of, and any premium and interest on, the guaranteed debt securities when due, whether at maturity or otherwise

Redemption:	The notes are not redeemable

144A Eligible:	No

Form and Denomination:	Book entry only through participants in CDS.

ISIN/CUSIP:	CA88319ZAG87 / 88319ZAG8

Joint Bookrunners:	BMO Nesbitt Burns Inc., RBC Capital Markets and Scotia Capital Inc.

Commission:	$0.25

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.